Exhibit 99.1

OPENWAVE COMPLETES ACQUISITION OF SOLOMIO

Acquisition Adds Call Management Platform and Services to Openwave’s Adaptive

Messaging Solution; Customers include Several Global and Tier One Operators

REDWOOD CITY, Calif. – October 3, 2006 – Openwave Systems Inc. (Nasdaq: OPWV), the leading independent provider of software solutions for the communications and media industries, today announced the completion of its acquisition of SoloMio Corporation, a leading provider of integrated subscriber call management services. The acquisition provides Openwave with SoloMio’s Smart Call™ platform and services and extends Openwave’s Adaptive Messaging suite of products and services with key, real-time messaging functionality. Smart Call has been commercially deployed at global and tier one operators since 2003 and supports both pre-IMS and IMS architectures. The purchase consideration consists of all cash and Openwave has acquired all the outstanding shares of SoloMio. The acquisition is not anticipated to have a material effect on Openwave’s fiscal 2007 financial results.

“Our vision for adaptive messaging addresses the needs of service providers and consumers in a converged marketplace, and offers the ability to personalize and simplify messaging services so that consumers can focus on the act of communication, rather than the network, device or protocol used,” said David Peterschmidt, president and CEO, Openwave. “Today, the vast majority of network traffic continues to be voice driven. The acquisition of SoloMio closely aligns with our adaptive messaging strategy by bringing an intuitive messaging experience into the voice call path, and enabling our operator customers to drive ARPU and differentiate their telephony offer in their respective markets.”

Openwave’s Adaptive Messaging suite of products and services enables the delivery and deployment of individualized, intelligent and instinctive communications service that adapt to user’s needs, offering subscribers simplicity and a variety of transport options. Call management services are a key component of Openwave’s adaptive messaging initiative, and offer subscribers more control over how they make, receive and manage their voice calls and related voice communications services.

SoloMio’s Smart Call platform and services allow subscribers to be reachable no matter where or how they’re connected, with full control over their availability. This includes a full portfolio of real-time services for subscriber call management, cross-network call handling and total mobility. SoloMio currently has over 22 service deployments and market trials in 11 countries and four continents.

“SoloMio brings messaging into the dial tone, changing how the phone rings and provides options for how calls can be answered. The future of real-time call control is increasingly multi-modal – being responsive with the most appropriate combination of voice, messaging and data methods of interaction. SoloMio and Openwave together offer a proven multi-modal messaging solution for current and next-generation IP deployments, as operators begin to roll out their IMS strategies,” said Richard Schwartz, CEO of SoloMio. “We look forward to joining SoloMio’s advanced technology with Openwave’s messaging expertise to deliver a solution that allows operators to rapidly launch new messaging services that are proven to immediately increase ARPU and drive customer loyalty.”

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

About SoloMio

Founded in 2000, SoloMio Corporation (www.solomio.com) is a privately held global software company and a leader of next-generation value-added services and technology. The Company has established itself as a leading provider of integrated subscriber call management solutions for mobile, fixed and broadband service providers (SPs). SoloMio’s services enable telecommunications operators to deliver a range of convergence, total mobility and call completion services that grow their most valuable consumer and business segments. The Company has an international presence with more than 22 service launches and market trials in eleven countries and on four continents. SoloMio’s customer base includes Telefonica, KPN Group and other leading operators around the world. With a veteran team that has repeatedly delivered high-impact products and grown new companies, SoloMio corporate headquarters are in Austin, Texas, with offices in London, Paris, Madrid and Munich.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the reaction of customers and employees of Openwave and SoloMio to the transaction; (b) Openwave’s ability to successfully manage and integrate SoloMio’s operations and employees; (c) the ability to retain key employees and customers of the SoloMio business and to retain new customers; (d) the ability to compete with new or existing competitors of the two companies; (e) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (f) technological changes and developments; and (g) general risks of the Internet and wireless telecommunications sector.

For a detailed discussion of some of these risks and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2006, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

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Openwave is the trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners

For further information:

Openwave Systems Inc.

Vikki Herrera

Public Relations

vikki.herrera@openwave.com

Tel: 650-480-6753